Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of September 30, 2006

ARCH CAPITAL GROUP LTD. REPORTS 2006 THIRD QUARTER RESULTS

HAMILTON, BERMUDA, October 26, 2006 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders was $185.8 million, or $2.44 per share, for the 2006 third quarter compared to a net loss of $86.3 million, or $1.15 per share on a pro forma basis (see page 2), for the 2005 third quarter. For the nine months ended September 30, 2006, the Company reported net income available to common shareholders of $453.3 million, or $5.96 per share, compared to $155.6 million, or $2.09 per share, for the 2005 period. The Company’s book value per common share increased to $40.82 at September 30, 2006 from $33.82 per share at December 31, 2005 (see “Calculation of Book Value Per Common Share” in the Supplemental Financial Information section of this release). All per share amounts discussed in this release are on a diluted basis.

Due to the net loss recorded for the 2005 third quarter, reported average shares outstanding for the 2005 third quarter do not include 40.0 million shares of dilutive securities since the inclusion of such securities would have had an anti-dilutive effect on the loss per share under GAAP (see page 2). We have included such shares on a pro-forma basis in order to make comparisons to prior periods more meaningful. Under GAAP, the reported net loss per share was $2.48 for the 2005 third quarter. Since the Company reported net income available to common shareholders for the nine month period ended September 30, 2005, the computation of weighted average common shares and common share equivalents outstanding includes dilutive securities for such period.

The Company also reported after-tax operating income available to common shareholders of $200.1 million, or $2.62 per share, for the 2006 third quarter, compared to a net loss of $82.5 million, or $1.10 per share on a pro forma basis (see page 2), for the 2005 third quarter. For the nine months ended September 30, 2006, the Company reported after-tax operating income available to common shareholders of $514.2 million, or $6.76 per share, compared to $142.5 million, or $1.91 per share, for the 2005 period. The Company’s after-tax operating income available to common shareholders represented a 28.0% annualized return on average common equity for the 2006 third quarter and 24.9% for the nine months ended September 30, 2006. After-tax operating income or loss available to common shareholders, a non-GAAP measure, is defined as net income or loss available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes. See page 6 for a discussion of Regulation G and the use of after-tax operating income available to common shareholders.

The following table summarizes the Company’s underwriting results:

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2006	2005	2006	2005
Gross premiums written	$1,105,165	$1,048,042	$3,409,253	$2,969,487
Net premiums written	747,225	787,304	2,415,502	2,310,833
Net premiums earned	757,573	747,775	2,316,624	2,184,735
Underwriting income (loss)	120,228	(131,077)	322,670	31,244

Combined ratio	84.3%	117.7%	86.3%	98.9%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2006	2005		2006	2005
(U.S. dollars in thousands, except share data)	As Reported	As Reported(1)	Pro Forma(1)	As Reported	As Reported

After-tax operating income (loss) available to common shareholders	$200,069	($82,499)	($82,499)	$514,186	$142,488
Net realized losses, net of tax	(10,371)	(10,580)	(10,580)	(44,741)	(8,311)
Net foreign exchange gains (losses), net of tax	(3,888)	6,788	6,788	(16,164)	21,416
Net income (loss) available to common shareholders	$185,810	($86,291)	($86,291)	$453,281	$155,593

Diluted per common share results:
After-tax operating income (loss) available to common shareholders	$2.62	($2.38)	($1.10)	$6.76	$1.91
Net realized losses, net of tax	(0.13)	(0.30)	(0.14)	(0.59)	(0.11)
Net foreign exchange gains (losses), net of tax	(0.05)	0.20	0.09	(0.21)	0.29
Net income (loss) available to common shareholders	$2.44	($2.48)	($1.15)	$5.96	$2.09

Weighted average common shares and common share equivalents outstanding — diluted	76,283,910	34,750,770	74,789,885	76,108,510	74,458,013

(1)             As a result of the significant catastrophic activity, the Company sustained a net loss for the 2005 third quarter. Accordingly, under GAAP, diluted net loss available to common shareholders and diluted weighted average common shares and common share equivalents outstanding for the 2005 third quarter as reported do not include the effect of dilutive securities since the inclusion of such securities is anti-dilutive to per share results. Since the Company reported net income available to common shareholders for the 2006 third quarter and the nine month periods ended September 30, 2006 and 2005, the computation of weighted average common shares and common share equivalents outstanding includes dilutive securities for such periods. The 2005 third quarter pro forma results shown above include such dilutive securities in order to make comparisons to the 2006 third quarter more meaningful. See page 6 for a discussion of Regulation G and the use of pro forma diluted net loss per share.

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 58.8% and an underwriting expense ratio of 25.5% for the 2006 third quarter, compared to a loss ratio of 89.9% and an underwriting expense ratio of 27.8% for the 2005 third quarter. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 59.4% and an underwriting expense ratio of 26.9% for the nine months ended September 30, 2006, compared to a loss ratio of 70.6% and an underwriting expense ratio of 28.3% for the 2005 period. The loss ratio of 58.8% for the 2006 third quarter was comprised of 32.3 points of paid losses, 5.4 points related to reserves for reported losses and 21.1 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company primarily uses the expected loss method of reserving, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through September 30, 2006.

For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

Consolidated cash flow provided by operating activities was $426.8 million for the 2006 third quarter, compared to $419.9 million for the 2005 third quarter, and $1.25 billion for the nine months ended September 30, 2006, compared to $1.11 billion for the 2005 period. The increase in operating cash flows in the 2006 periods was due to growth in net premiums written and net investment income, partially offset by a higher level of paid losses as the Company’s loss reserves have continued to mature and due to payments related to the 2004 and 2005 catastrophic events that contributed $47.1 million to paid losses for the 2006 third quarter and $151.5 million for the nine months ended September 30, 2006.

Net investment income was $101.6 million for the 2006 third quarter, compared to $59.3 million for the 2005 third quarter, and $272.5 million for the nine months ended September 30, 2006, compared to $162.8 million for the 2005 period. The increase in net investment income in the 2006 periods resulted from a higher level of average invested assets primarily due to cash flows from operations. In addition, an increase in the pre-tax investment income yield to 4.78% for the 2006 third quarter, compared to 3.55% for the 2005 third quarter, and 4.57% for the nine months ended September 30, 2006, compared to 3.43% for the 2005 period, contributed to the growth in net investment income. The Company’s investment portfolio, which mainly consists of high quality fixed income securities, had an average Standard & Poor’s quality rating of “AA+” at September 30, 2006, December 31, 2005 and September 30, 2005. The average effective duration of the Company’s investment portfolio was 3.2 years at September 30, 2006, compared to 3.3 years at December 31, 2005 and 3.6 years at September 30, 2005.

Net foreign exchange losses for the 2006 third quarter of $4.3 million consisted of net unrealized losses of $10.9 million and net realized gains of $6.6 million, compared to net foreign exchange gains for the 2005 third quarter of $7.3 million, which consisted of net unrealized gains of $7.6 million and net realized losses of $0.3 million. Net foreign exchange losses for the nine months ended September 30, 2006 of $15.7 million consisted of net unrealized losses of $18.9 million and net realized gains of $3.2 million, compared to net foreign exchange gains of $20.8 million for the 2005 period, which consisted of net unrealized gains of $21.1 million and net realized losses of $0.3 million. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The Company holds investments in foreign currencies which are intended to mitigate the Company’s exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income. For the 2006 and 2005 periods, the net unrealized foreign exchange gains or losses recorded by the Company were largely offset by changes in the value of the Company’s investments held in foreign currencies.

On January 1, 2006, the Company adopted the fair value method of accounting for share-based awards using the modified prospective method of transition as described by FASB Statement No. 123 (revised 2004), “Share-Based Payment.” As required by the provisions of SFAS 123(R), the Company recorded after-tax share-based compensation expense related to stock options of $1.6 million, or $0.02 per share, in the 2006 third quarter, and $4.4 million, or $0.06 per share, for the nine months ended September 30, 2006. Under the modified prospective method of transition, no expense related to stock options was recorded in the 2005 periods. For the 2006 fourth quarter, the Company expects to record after-tax share-based compensation expense related to stock options of approximately $1.3 million, or $0.02 per share.

For the 2006 third quarter, the effective tax rates on income before income taxes and pre-tax operating income were 1.2% and 1.7%, respectively. For the nine months ended September 30, 2006, the effective tax rates on income before income taxes and pre-tax operating income were 5.7% and 5.3%, respectively, compared to 9.6% and 10.5% for the 2005 period. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. As noted above, during the 2006 third quarter, the Company reduced its effective tax rate on pre-tax operating income to 5.3% from 7.5% at June 30, 2006. The impact of applying the lower effective tax rate on pre-tax operating income for the six months ended June 30, 2006 increased the Company’s after-tax results for the 2006 third quarter by $7.7 million, or $0.10 per share. The Company currently expects that its annual effective tax rate on pre-tax operating income for the year 2006 will be in the range of 4.0% to 6.0%.

At September 30, 2006, the Company’s capital of $3.65 billion consisted of $300.0 million of senior notes, representing 8.2% of the total, $325.0 million of preferred shares, representing 8.9% of the total, and common shareholders’ equity of $3.02 billion, representing the balance. The increase in the Company’s capital during 2006 of $865.7 million was primarily attributable to operating income for the nine months ended September 30, 2006, the issuance of $325.0 million of preferred shares and an after-tax increase in the market value of the Company’s investment portfolio during 2006 which was primarily due to a decrease in the level of interest rates in the 2006 third quarter.

Diluted weighted average common shares and common share equivalents outstanding, used in the calculation of after-tax operating income and net income per common share, was 1.7 million shares, or 2.2%, higher for the nine months ended September 30, 2006 than for the 2005 period. The higher level of shares outstanding in the 2006 period was primarily due to increases in the assumed dilutive effects of stock options and nonvested restricted stock calculated using the treasury stock method. Under the treasury stock method, the assumed dilutive impact of options and nonvested stock on diluted weighted average shares outstanding increases as the market price of the Company’s common shares increases.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Friday, October 27, 2006. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 1:00 p.m. Eastern Time on October 27 through midnight Eastern Time on November 27, 2006. A telephone replay of the conference call also will be available beginning on October 27 at 1:00 p.m. Eastern Time until November 3 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 87955154), and international callers should dial 617-801-6888 (passcode 87955154).

Arch Capital Group Ltd., a Bermuda-based company with approximately $3.65 billion in capital at September 30, 2006, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                       the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                       acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and the Company’s insureds and reinsureds;

•                       the Company’s ability to maintain or improve its ratings, which may be affected by the Company’s ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                       general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                       competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                       the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in light of the rapid growth of the Company’s business;

•                       the loss of key personnel;

•                       the integration of businesses the Company has acquired or may acquire into its existing operations;

•                       accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since limited historical information has been reported to the Company through September 30, 2006;

•                       greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by the Company’s insurance and reinsurance subsidiaries;

•                       severity and/or frequency of losses;

•                       claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in the Company’s results of operations;

•                       acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                       losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of the Company’s prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                       availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                       the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                       the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                       material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                       changes in accounting principles or policies or in our application of such accounting principles or policies; and

•                       statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and the Company’s access to such markets.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. Due to these reasons, the Company excludes net realized gains or losses and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

In addition, as a result of the significant catastrophic activity in the 2005 third quarter, the Company sustained a net loss in the period. Accordingly, based on GAAP, diluted net loss per share and diluted average shares outstanding for the 2005 third quarter do not include the effect of dilutive securities since the inclusion of such securities is anti-dilutive to per share results. The 2005 third quarter pro forma diluted net loss per share included in this release reflects the effect of such dilutive securities in order to make comparisons to the 2006 third quarter more meaningful. This presentation is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to actual diluted net loss per share (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

 (U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues
Net premiums written	$747,225	$787,304	$2,415,502	$2,310,833
(Increase) decrease in unearned premiums	10,348	(39,529)	(98,878)	(126,098)
Net premiums earned	757,573	747,775	2,316,624	2,184,735
Net investment income	101,622	59,270	272,451	162,846
Net realized losses	(11,115)	(10,291)	(46,700)	(7,725)
Fee income	2,269	2,239	7,542	9,376
Total revenues	850,349	798,993	2,549,917	2,349,232

Expenses
Losses and loss adjustment expenses	445,748	672,224	1,376,181	1,541,678
Acquisition expenses	117,529	142,803	395,782	417,474
Other operating expenses	82,791	72,601	250,135	221,761
Interest expense	5,361	5,632	16,567	16,897
Net foreign exchange (gains) losses	4,251	(7,334)	15,650	(20,769)
Total expenses	655,680	885,926	2,054,315	2,177,041

Income (loss) before income taxes	194,669	(86,933)	495,602	172,191

Income tax expense (benefit)	2,371	(642)	28,127	16,598

Net income (loss)	192,298	(86,291)	467,475	155,593

Preferred dividends	6,488	—	14,194	—

Net income (loss) available to common shareholders	$185,810	($86,291)	$453,281	$155,593

Net income (loss) per common share
Basic	$2.54	($2.48)	$6.20	$4.50
Diluted	$2.44	($2.48)	$5.96	$2.09

Weighted average common shares and common share equivalents outstanding
Basic (1)	73,244,138	34,750,770	73,111,759	34,561,131
Diluted (1)	76,283,910	34,750,770	76,108,510	74,458,013

(1)          For the 2005 third quarter and nine months ended September 30, 2005, basic weighted average common shares and common share equivalents outstanding excluded 37,327,502 and 37,328,788 series A convertible preference shares, respectively. Such shares were included in the diluted weighted average common shares and common share equivalents outstanding. During the 2005 fourth quarter, all remaining series A convertible preference shares were converted into an equal number of common shares. In addition, due to the net loss recorded for the 2005 third quarter, diluted weighted average common shares and common share equivalents outstanding for the 2005 third quarter do not include 40.0 million shares of dilutive securities since the inclusion of such securities would have had an anti-dilutive effect on the loss per share under GAAP.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	September 30,	December 31,
	2006	2005
Assets
Investments and cash:
Fixed maturities available for sale, at fair value (amortized cost: 2006, $6,689,055; 2005, $5,310,712)	$6,727,113	$5,280,987
Short-term investments available for sale, at fair value (amortized cost: 2006, $883,673; 2005, $679,530)	887,187	681,887
Short-term investment of funds received under securities lending agreements, at fair value	844,430	893,379
Other investments, at fair value (cost: 2006, $275,442; 2005, $59,839)	290,305	70,233
Cash	188,139	222,477
Total investments and cash	8,937,174	7,148,963

Accrued investment income	70,163	62,196
Fixed maturities and short-term investments pledged under securities lending agreements, at fair value	815,268	863,866
Premiums receivable	901,001	672,902
Funds held by reinsureds	93,980	167,739
Unpaid losses and loss adjustment expenses recoverable	1,562,459	1,389,768
Paid losses and loss adjustment expenses recoverable	116,966	80,948
Prepaid reinsurance premiums	514,490	322,435
Deferred income tax assets, net	76,765	71,139
Deferred acquisition costs, net	313,806	317,357
Receivable for securities sold	91,375	220
Other assets	460,429	390,903
Total Assets	$13,953,876	$11,488,436

Liabilities
Reserve for losses and loss adjustment expenses	$6,309,624	$5,452,826
Unearned premiums	1,995,755	1,699,691
Reinsurance balances payable	312,881	150,451
Senior notes	300,000	300,000
Deposit accounting liabilities	44,590	43,104
Securities lending collateral	844,430	893,379
Payable for securities purchased	288,815	12,020
Other liabilities	511,532	456,438
Total Liabilities	10,607,627	9,007,909

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized)
- Series A (issued: 2006, 8,000,000)	80	—
- Series B (issued: 2006, 5,000,000)	50	—
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2006, 74,006,652; 2005, 73,334,870)	740	733
Additional paid-in capital	1,928,914	1,595,440
Deferred compensation under share award plan	—	(9,646)
Retained earnings	1,354,629	901,348
Accumulated other comprehensive income (loss), net of deferred income tax	61,836	(7,348)
Total Shareholders’ Equity	3,346,249	2,480,527
Total Liabilities and Shareholders’ Equity	$13,953,876	$11,488,436

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(U.S. dollars in thousands)

	(Unaudited)
	Nine Months Ended
	September 30,
	2006	2005
Series A Convertible Preference Shares
Balance at beginning of year	$—	$373
Converted to common shares	—	(0)
Balance at end of period	—	373

Non-Cumulative Preferred Shares
Series A preferred shares issued	80	—
Series B preferred shares issued	50	—
Balance at end of period	130	—

Common Shares
Balance at beginning of year	733	349
Common shares issued, net	7	6
Balance at end of period	740	355

Additional Paid-in Capital
Balance at beginning of year	1,595,440	1,560,291
Cumulative effect of change in accounting for unearned stock grant compensation	(9,646)	—
Series A non-cumulative preferred shares issued	193,377	—
Series B non-cumulative preferred shares issued	120,881	—
Common shares issued	410	2,893
Exercise of stock options	17,585	13,415
Common shares retired	(1,279)	(1,398)
Amortization of share-based compensation	11,621	—
Other	525	642
Balance at end of period	1,928,914	1,575,843

Deferred Compensation Under Share Award Plan
Balance at beginning of year	(9,646)	(9,879)
Cumulative effect of change in accounting for unearned stock grant compensation	9,646	—
Restricted common shares issued	—	(1,488)
Deferred compensation expense recognized	—	5,742
Balance at end of period	—	(5,625)

Retained Earnings
Balance at beginning of year	901,348	644,862
Dividends declared on preferred shares	(14,194)	—
Net income	467,475	155,593
Balance at end of period	1,354,629	800,455

Accumulated Other Comprehensive Income (Loss)
Balance at beginning of year	(7,348)	45,910
Change in unrealized appreciation (decline) in value of investments, net of deferred income tax	72,408	(64,571)
Foreign currency translation adjustments, net of deferred income tax	(3,224)	(1,209)
Balance at end of period	61,836	(19,870)

Total Shareholders’ Equity	$3,346,249	$2,351,531

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(U.S. dollars in thousands)

	(Unaudited)
	Nine Months Ended
	September 30,
	2006	2005
Comprehensive Income
Net income	$467,475	$155,593
Other comprehensive income (loss), net of deferred income tax
Unrealized appreciation (decline) in value of investments:
Unrealized holding gains (losses) arising during period	22,675	(74,758)
Reclassification of net realized losses, net of income taxes, included in net income	49,733	10,187
Foreign currency translation adjustments	(3,224)	(1,209)
Other comprehensive income (loss)	69,184	(65,780)
Comprehensive Income	$536,659	$89,813

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)

	(Unaudited)
	Nine Months Ended
	September 30,
	2006	2005
Operating Activities
Net income	$467,475	$155,593
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses	46,788	9,601
Share-based compensation	11,621	6,486
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	684,107	983,360
Unearned premiums, net of prepaid reinsurance premiums	104,009	124,174
Premiums receivable	(228,099)	(157,554)
Deferred acquisition costs, net	3,551	(35,758)
Funds held by reinsureds	73,759	11,038
Reinsurance balances payable	162,430	27,226
Paid losses and loss adjustment expenses recoverable	(36,018)	(3,377)
Deferred income tax assets, net	(6,419)	6,649
Other liabilities	40,646	11,679
Other items, net	(73,864)	(33,623)
Net Cash Provided By Operating Activities	1,249,986	1,105,494

Investing Activities
Purchases of fixed maturity investments	(11,905,546)	(6,212,818)
Proceeds from sales of fixed maturity investments	10,328,588	5,178,452
Proceeds from redemptions and maturities of fixed maturity investments	371,202	282,552
Purchases of other investments	(215,052)	—
Proceeds from sale of other investments	6,329	12,701
Net purchases of short-term investments	(182,394)	(317,043)
Change in short-term investment of funds received under securities lending agreements, at fair value	48,949	(954,684)
Purchases of furniture, equipment and other	(9,032)	(10,548)
Net Cash Used For Investing Activities	(1,556,956)	(2,021,388)

Financing Activities
Proceeds from common shares issued, net of repurchases	12,165	10,081
Proceeds from preferred shares issued, net of issuance costs	314,388	—
Change in securities lending collateral	(48,949)	954,684
Excess tax benefits from share-based compensation	3,706	—
Preferred dividends paid	(10,892)	—
Net Cash Provided By Financing Activities	270,418	964,765
Effects of exchange rate changes on foreign currency cash	2,214	(164)
Increase (decrease) in cash	(34,338)	48,707
Cash beginning of year	222,477	113,052
Cash end of period	$188,139	$161,759
Income taxes paid, net	$35,446	$37,099
Interest paid	$11,067	$11,141

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

The following table provides information on the Company’s investing activities, including investment income yield (net of investment expenses), average effective duration and average credit quality.

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Net investment income yield, at amortized cost (1)	2006	2005	2006	2005

Pre-tax	4.78%	3.55%	4.57%	3.43%
After-tax	4.61%	3.42%	4.40%	3.30%

	(Unaudited)
	September 30,	December 31,
Fixed maturities and short-term investments (2)	2006	2005

Average effective duration (in years)	3.2	3.3
Average credit quality (Standard & Poors)	AA+	AA+
Imbedded book yield (3)	4.88%	4.19%

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Annualized operating return on average common equity (4)	28.0%	NM	24.9%	8.3%

(1)                                  After investment expenses.

(2)                                  Includes fixed maturities and short-term investments pledged under securities lending agreements and excludes short-term investment of funds received under securities lending agreements.

(3)                                  Before investment expenses.

(4)                                  Annualized operating return on average common equity, a non-GAAP measure, equals annualized operating income available to common shareholders divided by average common shareholders’ equity (calculated using the beginning and ending values during the period). See “Comment on Regulation G” above.  The annualized operating return on average common equity for the 2005 third quarter is not meaningful (NM) due to the significant level of catastrophic activity in the period.

Segment Information

The Company classifies its businesses into two underwriting segments — insurance and reinsurance — and a corporate and other segment (non-underwriting). The Company’s insurance and reinsurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on both an admitted and non-admitted basis. The insurance segment consists of eight specialty product lines: casualty; construction and surety; executive assurance; healthcare; professional liability; programs; property, marine and aviation; and other (consisting of collateralized protection business).

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty  reinsurance treaties. Classes of business include: casualty;

 marine and aviation; other specialty; property catastrophe; property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata); and other (consisting of non-traditional and casualty clash business).

The corporate and other segment (non-underwriting) includes net investment income, other expenses incurred by the Company, interest expense, net realized gains or losses, net foreign exchange gains or losses and income taxes. In addition, results for the corporate and other segment include dividends on the Company’s non-cumulative preferred shares.

The following tables set forth underwriting income or loss by segment, together with a reconciliation of underwriting income or loss to net income or loss available to common shareholders:

	(Unaudited)
	Three Months Ended
	September 30, 2006
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$750,609	$366,833	$1,105,165
Net premiums written	470,619	276,606	747,225

Net premiums earned	$424,657	$332,916	$757,573
Fee income	1,293	976	2,269
Losses and loss adjustment expenses	(261,553)	(184,195)	(445,748)
Acquisition expenses, net	(43,162)	(74,367)	(117,529)
Other operating expenses	(63,350)	(12,987)	(76,337)
Underwriting income	$57,885	$62,343	120,228

Net investment income			101,622
Net realized losses			(11,115)
Other expenses			(6,454)
Interest expense			(5,361)
Net foreign exchange losses			(4,251)
Income before income taxes			194,669
Income tax expense			(2,371)

Net income			192,298
Preferred dividends			(6,488)
Net income available to common shareholders			$185,810

Underwriting Ratios
Loss ratio	61.6%	55.3%	58.8%
Acquisition expense ratio (2)	10.0%	22.3%	15.4%
Other operating expense ratio	14.9%	3.9%	10.1%
Combined ratio	86.5%	81.5%	84.3%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

	(Unaudited)
	Three Months Ended
	September 30, 2005
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$617,499	$445,628	$1,048,042
Net premiums written	377,536	409,768	787,304

Net premiums earned	$339,962	$407,813	$747,775
Fee income	2,165	74	2,239
Losses and loss adjustment expenses	(300,771)	(371,453)	(672,224)
Acquisition expenses, net	(34,976)	(107,827)	(142,803)
Other operating expenses	(53,644)	(12,420)	(66,064)
Underwriting income (loss)	$(47,264)	$(83,813)	(131,077)

Net investment income			59,270
Net realized losses			(10,291)
Other expenses			(6,537)
Interest expense			(5,632)
Net foreign exchange gains			7,334
Income (loss) before income taxes			(86,933)
Income tax benefit			642

Net income (loss)			(86,291)
Preferred dividends			—
Net income (loss) available to common shareholders			$(86,291)

Underwriting Ratios
Loss ratio	88.5%	91.1%	89.9%
Acquisition expense ratio (2)	10.0%	26.4%	19.0%
Other operating expense ratio	15.8%	3.0%	8.8%
Combined ratio	114.3%	120.5%	117.7%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

		(Unaudited)
	Nine Months Ended September 30, 2006
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$2,013,910	$1,430,942	$3,409,253
Net premiums written	1,277,175	1,138,327	2,415,502

Net premiums earned	$1,190,788	$1,125,836	$2,316,624
Fee income	3,950	3,592	7,542
Losses and loss adjustment expenses	(760,727)	(615,454)	(1,376,181)
Acquisition expenses, net	(122,322)	(273,460)	(395,782)
Other operating expenses	(189,115)	(40,418)	(229,533)
Underwriting income	$122,574	$200,096	322,670

Net investment income			272,451
Net realized losses			(46,700)
Other expenses			(20,602)
Interest expense			(16,567)
Net foreign exchange losses			(15,650)
Income before income taxes			495,602
Income tax expense			(28,127)

Net income			467,475
Preferred dividends			(14,194)
Net income available to common shareholders			$453,281

Underwriting Ratios
Loss ratio	63.9%	54.7%	59.4%
Acquisition expense ratio (2)	10.1%	24.3%	17.0%
Other operating expense ratio	15.9%	3.6%	9.9%
Combined ratio	89.9%	82.6%	86.3%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

	(Unaudited)
	Nine Months Ended September 30, 2005
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$1,701,663	$1,311,226	$2,969,487
Net premiums written	1,073,316	1,237,517	2,310,833

Net premiums earned	$1,015,084	$1,169,651	$2,184,735
Fee income	4,657	4,719	9,376
Losses and loss adjustment expenses	(737,604)	(804,074)	(1,541,678)
Acquisition expenses, net	(96,752)	(320,722)	(417,474)
Other operating expenses	(168,474)	(35,241)	(203,715)
Underwriting income	$16,911	$14,333	31,244

Net investment income			162,846
Net realized losses			(7,725)
Other expenses			(18,046)
Interest expense			(16,897)
Net foreign exchange gains			20,769
Income before income taxes			172,191
Income tax expense			(16,598)

Net income			155,593
Preferred dividends			—
Net income available to common shareholders			$155,593

Underwriting Ratios
Loss ratio	72.7%	68.7%	70.6%
Acquisition expense ratio (2)	9.3%	27.4%	19.0%
Other operating expense ratio	16.6%	3.0%	9.3%
Combined ratio	98.6%	99.1%	98.9%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

The following tables set forth the insurance segment’s net premiums written and earned by major line of business, together with net premiums written by client location:

	(Unaudited)
	Three Months Ended September 30,
	2006		2005
INSURANCE SEGMENT	Amount	% of Total	Amount	% of Total
(U.S. dollars in thousands)

Net premiums written
Property, marine and aviation	$107,395	22.8	$46,407	12.3
Professional liability	88,948	18.9	64,216	17.0
Construction and surety	74,870	15.9	59,353	15.7
Programs	64,558	13.7	56,335	14.9
Executive assurance	51,769	11.0	49,257	13.0
Casualty	51,659	11.0	70,924	18.8
Healthcare	17,051	3.6	19,507	5.2
Other	14,369	3.1	11,537	3.1
Total	$470,619	100.0	$377,536	100.0

Net premiums earned
Property, marine and aviation	$89,294	21.0	$32,484	9.6
Professional liability	71,165	16.7	53,212	15.6
Construction and surety	65,696	15.5	56,965	16.8
Programs	58,066	13.7	54,392	16.0
Executive assurance	49,641	11.7	37,791	11.1
Casualty	61,903	14.6	76,200	22.4
Healthcare	17,595	4.1	18,099	5.3
Other	11,297	2.7	10,819	3.2
Total	$424,657	100.0	$339,962	100.0

Net premiums written by client location
United States	$364,726	77.5	$324,525	86.0
Europe	69,012	14.7	22,680	6.0
Other	36,881	7.8	30,331	8.0
Total	$470,619	100.0	$377,536	100.0

	(Unaudited)
	Nine Months Ended
	September 30,
	2006		2005
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Property, marine and aviation	$250,753	19.6	$156,589	14.6
Construction and surety	222,216	17.4	170,155	15.9
Professional liability	214,957	16.8	167,874	15.6
Programs	181,604	14.2	168,126	15.7
Casualty	169,052	13.2	207,225	19.3
Executive assurance	151,201	11.9	117,777	11.0
Healthcare	49,365	3.9	48,569	4.5
Other	38,027	3.0	37,001	3.4
Total	$1,277,175	100.0	$1,073,316	100.0

Net premiums earned
Property, marine and aviation	$207,045	17.4	$131,567	13.0
Construction and surety	200,366	16.8	164,077	16.2
Professional liability	190,849	16.0	150,509	14.8
Programs	172,933	14.5	162,857	16.0
Casualty	185,832	15.6	219,153	21.6
Executive assurance	149,424	12.6	97,084	9.5
Healthcare	52,141	4.4	51,438	5.1
Other	32,198	2.7	38,399	3.8
Total	$1,190,788	100.0	$1,015,084	100.0

Net premiums written by client location
United States	$1,032,924	80.9	$934,181	87.0
Europe	156,525	12.2	78,981	7.4
Other	87,726	6.9	60,154	5.6
Total	$1,277,175	100.0	$1,073,316	100.0

The following tables set forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited)
	Three Months Ended
	September 30,
	2006		2005
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$131,719	47.6	$194,871	47.5
Property excluding property catastrophe	56,984	20.6	92,853	22.7
Other specialty	36,798	13.3	56,441	13.8
Property catastrophe	31,052	11.2	22,008	5.4
Marine and aviation	21,774	7.9	24,264	5.9
Other	(1,721)	(0.6)	19,331	4.7
Total	$276,606	100.0	$409,768	100.0

Net premiums earned
Casualty (1)	$151,820	45.6	$193,891	47.6
Property excluding property catastrophe	71,192	21.4	72,865	17.9
Other specialty	48,865	14.7	71,529	17.5
Property catastrophe	38,378	11.5	20,387	5.0
Marine and aviation	22,929	6.9	31,089	7.6
Other	(268)	(0.1)	18,052	4.4
Total	$332,916	100.0	$407,813	100.0

Net premiums written
Pro rata	$220,552	79.7	$323,133	78.9
Excess of loss	56,054	20.3	86,635	21.1
Total	$276,606	100.0	$409,768	100.0

Net premiums earned
Pro rata	$243,473	73.1	$304,425	74.6
Excess of loss	89,443	26.9	103,388	25.4
Total	$332,916	100.0	$407,813	100.0

Net premiums written by client location
United States	$145,647	52.7	$245,755	60.0
Europe	67,064	24.2	95,241	23.2
Bermuda	38,285	13.8	38,507	9.4
Canada	6,867	2.5	17,549	4.3
Asia and Pacific	3,913	1.4	5,134	1.2
Other	14,830	5.4	7,582	1.9
Total	$276,606	100.0	$409,768	100.0

(1)          Includes professional liability and executive assurance business.

	(Unaudited)
	Nine Months Ended
	September 30,
	2006		2005
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$470,823	41.4	$566,386	45.8
Property excluding property catastrophe	252,551	22.2	262,389	21.2
Other specialty	194,555	17.1	222,458	18.0
Property catastrophe	135,174	11.9	75,932	6.1
Marine and aviation	83,752	7.3	72,382	5.8
Other	1,472	0.1	37,970	3.1
Total	$1,138,327	100.0	$1,237,517	100.0

Net premiums earned
Casualty (1)	$506,491	45.0	$583,551	49.9
Property excluding property catastrophe	232,480	20.6	217,848	18.6
Other specialty	177,754	15.8	190,828	16.3
Property catastrophe	136,965	12.2	66,916	5.7
Marine and aviation	70,280	6.2	73,699	6.3
Other	1,866	0.2	36,809	3.2
Total	$1,125,836	100.0	$1,169,651	100.0

Net premiums written
Pro rata	$781,525	68.7	$948,622	76.7
Excess of loss	356,802	31.3	288,895	23.3
Total	$1,138,327	100.0	$1,237,517	100.0

Net premiums earned
Pro rata	$860,199	76.4	$876,563	74.9
Excess of loss	265,637	23.6	293,088	25.1
Total	$1,125,836	100.0	$1,169,651	100.0

Net premiums written by client location
United States	$651,639	57.2	$690,284	55.8
Europe	305,990	26.9	360,706	29.1
Bermuda	105,967	9.3	82,885	6.7
Canada	25,072	2.2	59,607	4.8
Asia and Pacific	17,721	1.6	20,533	1.7
Other	31,938	2.8	23,502	1.9
Total	$1,138,327	100.0	$1,237,517	100.0

(1)          Includes professional liability and executive assurance business.

Discussion of 2006 Third Quarter Performance

The insurance segment reported underwriting income of $57.9 million for the 2006 third quarter, compared to an underwriting loss of $47.3 million for the 2005 third quarter. The combined ratio for the insurance segment was 86.5% for the 2006 third quarter, compared to 114.3% for the 2005 third quarter. In the 2005 third quarter, the insurance segment incurred $96.5 million of estimated pre-tax net losses, after reinsurance and net of reinstatement premiums, related to the catastrophic events in the period, while the 2006 third quarter did not include any material catastrophic activity.

Gross premiums written by the insurance segment were $750.6 million for the 2006 third quarter, compared to $617.5 million for the 2005 third quarter, and ceded premiums written were 37.3% of gross premiums written for the 2006 third quarter, compared to 38.9% for the 2005 third quarter. Ceded premiums written in the 2005 third quarter included $20.0 million, or 3.2 points, of reinstatements related to the catastrophic events in the period. Net premiums written by the insurance segment were $470.6 million for the 2006 third quarter, compared to $377.5 million for the 2005 third quarter. Over half of the increase was in worldwide property business, primarily as a result of rate increases which were tempered by higher reinsurance costs. In addition, gross premiums written were higher in professional liability business, mainly as a result of growth in policies written, and in construction and surety business. This growth was partially offset by a reduction in U.S. primary casualty business in response to increasing competition.

Net premiums earned by the insurance segment were $424.7 million for the 2006 third quarter, compared to $340.0 million for the 2005 third quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The loss ratio for the insurance segment was 61.6% for the 2006 third quarter, compared to 88.5% for the 2005 third quarter. The insurance segment’s results for the 2005 third quarter included $76.5 million related to the hurricane activity in the period, or 22.5 points of the 2005 third quarter loss ratio, while the 2006 third quarter did not include any comparable events. The 2006 third quarter included $4.9 million of estimated net adverse development in prior year loss reserves, compared to $3.8 million of estimated net adverse development in the 2005 period. The estimated net adverse development in the 2006 third quarter primarily resulted from $10.6 million of adverse development on short-tail lines, including $8.0 million of adverse development related to the 2005 third quarter hurricane activity, partially offset by favorable development in medium-tail lines, mainly in program and marine business. Estimated net adverse development in the 2005 period was primarily in short-tail lines. The net impact of the change in prior year development resulted in a 0.3 point increase in the 2006 third quarter loss ratio. In addition, the 2006 third quarter included a substantially higher percentage of net premiums earned attributable to property business (than in the 2005 period) and, in periods of low catastrophic activity, such as the 2006 third quarter, property loss ratios generally are significantly lower than casualty loss ratios.

The underwriting expense ratio for the insurance segment was 24.9% in the 2006 third quarter, compared to 25.8% in the 2005 third quarter. The acquisition expense ratio was 10.0% for the 2006 and 2005 third quarters and is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis and (3) the amount of reinstatement premiums recorded in the period. The insurance segment’s other operating expense ratio was 14.9% for the 2006 third quarter, compared to 15.8% for the 2005 third quarter. The lower ratio for the 2006 third quarter resulted from growth in net premiums earned which was higher than the attendant growth in operating expenses.

The reinsurance segment reported underwriting income of $62.3 million for the 2006 third quarter, compared to an underwriting loss of $83.8 million for the 2005 third quarter. The combined ratio for the reinsurance segment was 81.5% for the 2006 third quarter, compared to 120.5% for the 2005 third quarter. In the 2005 third quarter, the reinsurance segment incurred $159.5 million of estimated pre-tax net losses, after reinsurance and net of reinstatement premiums, related to the catastrophic events in the period, while the 2006 third quarter did not include significant catastrophic activity.

Gross premiums written by the reinsurance segment were $366.8 million in the 2006 third quarter, compared to $445.6 million for the 2005 third quarter. Part of the decrease was due to the fact that gross premiums written in the 2005 third quarter included $18.2 million of reinstatement premiums, primarily in non-traditional and marine business, related to the catastrophic events in the period. In addition, during the 2006 third quarter, the reinsurance segment recorded premium portfolios out on two property treaties which reduced premiums written by $9.3 million, compared to $7.8 million of additional premiums written on such treaties in the 2005 third quarter, and recorded a $9.0 million reduction in premiums written related to certain treaties written in prior underwriting years, compared to $5.9 million of additional premiums written on such treaties in the 2005 third quarter. Further, during the 2006 second quarter, the reinsurance segment wrote certain property business which, in 2005, was written during the 2005 third quarter. A significant portion of the remaining decrease in gross premiums written in the period came in international and U.S. casualty business as a result of reduced participations on a number of quota share treaties in the 2006 period. The decreases in gross premiums written noted above were partially offset by continued growth in property and marine business, due to higher rates and an increase in exposure, which resulted from current market opportunities as catastrophe-exposed property and marine lines have continued to provide attractive opportunities in the wake of the 2005 storms.

Ceded premiums written by the reinsurance segment were 24.6% of gross premiums written for the 2006 third quarter, compared to 8.0% for the 2005 third quarter. The higher ceded percentage in the 2006 third quarter primarily resulted from the $77.8 million of premiums written ceded by Arch Reinsurance Ltd. (“Arch Re Bermuda”), the reinsurance segment’s Bermuda operations, to Flatiron Re Ltd. ($52.0 million on an earned basis) under a quota-share reinsurance treaty, as previously disclosed. Under such treaty, which was effective January 1, 2006, Flatiron Re Ltd. is assuming a percentage of certain lines of property and marine business underwritten by Arch Re Bermuda for unaffiliated third parties.

Net premiums written by the reinsurance segment were $276.6 million for the 2006 third quarter, compared to $409.8 million for the 2005 third quarter. The decrease in net premiums written was primarily due to the reasons noted in the discussion of gross premiums written above. In addition, the growth in property and marine gross premiums written was more than offset by the amounts ceded to Flatiron Re Ltd.

Net premiums earned by the reinsurance segment were $332.9 million for the 2006 third quarter, compared to $407.8 million for the 2005 third quarter, and generally reflect changes in net premiums written over the previous five quarters, including the mix and type of business written. In addition, the premium portfolios out and the reduction in premiums written related to certain treaties written in prior underwriting years noted above were fully recognized as a decrease in net premiums earned during the 2006 third quarter.

The loss ratio for the reinsurance segment was 55.3% for the 2006 third quarter, compared to 91.1% for the 2005 third quarter. The reinsurance segment’s results for the 2005 third quarter included $177.7 million related to the catastrophic events in the period, or 43.6 points of the 2005 third quarter loss ratio, while the 2006 third quarter did not include any comparable events. The 2006 third quarter included estimated net favorable development in prior year loss reserves of $27.8 million, including $1.1 million of favorable development related to the 2005 third quarter catastrophic events, compared to estimated net favorable development in the 2005 third quarter of $34.8 million, which included $6.6 million resulting from the commutation of a treaty. The net favorable development in both periods was primarily attributable to property and other short tail business. The net impact of the change in estimated net prior year development was a 2.1 point increase in the 2006 third quarter loss ratio. In addition, the 2006 third quarter reflected a substantially higher percentage of net premiums earned attributable to property business (than in the 2005 period) and, in periods of low catastrophic activity, such as the 2006 third quarter, property loss ratios generally are significantly lower than casualty loss ratios.

The underwriting expense ratio for the reinsurance segment was 26.2% in the 2006 third quarter, compared to 29.4% in the 2005 third quarter. The acquisition expense ratio for the 2006 third quarter was 22.3%, compared to 26.4% for the 2005 third quarter. The reinsurance segment’s 2006 results included commission income (in excess of the reimbursement of direct acquisition expenses) on the quota-share reinsurance treaty with Flatiron Re Ltd., which reduced the 2006 third quarter acquisition expense ratio by 2.4 points. The 2006 third quarter also included a $1.5 million reduction in acquisition expenses related to estimated net development in prior year loss reserves, compared to an increase of $4.5 million in the 2005 third quarter related to the commutation of a treaty as noted above. The net impact of the change in estimated net prior year development resulted in a 1.8 point decrease in the 2006 third quarter acquisition expense ratio. The reinsurance segment’s other operating expense ratio was 3.9% for the 2006 third quarter, compared to 3.0% for the 2005 third quarter, with the higher ratio in the 2006 third quarter primarily driven by the lower level of net premiums earned in the period.

Calculation of Book Value Per Common Share

The following presents the calculation of book value per common share for September 30, 2006 and December 31, 2005. The shares and per share numbers set forth below exclude the effects of 5,940,929 and 5,637,108 stock options and 93,469 and 93,545 restricted stock units outstanding at September 30, 2006 and December 31, 2005, respectively.

	(Unaudited)
	September 30,	December 31,
(U.S. dollars in thousands, except share data)	2006	2005

Total shareholders’ equity	$3,346,249	$2,480,527
Less preferred shareholders’ equity	(325,000)	—
Common shareholders’ equity	$3,021,249	$2,480,527
Common shares outstanding	74,006,652	73,334,870
Book value per common share	$40.82	$33.82